  Exhibit 99.1
For Immediate Release

LightPath Technologies' Board of Directors Elects Mr. Sam Rubin as President and CEO

ORLANDO, FL – February 26, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced that Sam Rubin will join the Company as President and Chief Executive Officer (“CEO”), effective March 9, 2020. He has also been appointed as a member Board of Directors (the “Board”) and will stand for election at the next annual stockholder meeting to be held in November 2020. Mr. Rubin succeeds LightPath’s current President and CEO, J. James Gaynor. Mr. Rubin was formerly General Manager at Thorlabs Inc. (“Thorlabs”).

In Mr. Rubin’s prior senior executive role at Thorlabs, he was responsible for Thorlabs’ Imaging Systems Division, a standalone organization with its own sales and marketing, as well as global responsibility for all of Thorlabs’ Life Science activities. Among the positions he held at Thorlabs, Mr. Rubin founded and grew Thorlabs’s fast growing operation in China, and spearheaded Thorlabs’ entry and significant growth in the Life Sciences market. As a member of the senior executive team, Mr. Rubin led new strategic initiatives for Thorlabs, including new product lines, acquisitions and growth into new markets. Prior to joining Thorlabs, Mr. Rubin co-founded XLight Photonics, an optical communication startup, which was later sold to a telecommunications private equity firm. Mr. Rubin holds a Bachelor of Science degree in Electronic Engineering from Ben Gurion University, a Master of Business Administration degree from New York University, Stern School of Business, and is a graduate of the Executive Education, Program for Leadership Development at Harvard Business School.

Mr. Sam Rubin commented, “I am delighted to be joining LightPath as the next President and CEO at an exciting time for the business. It is a company with a long history of innovation and delivery of exceptional products to its customers. I have known LightPath for over 25 years, as a customer, vendor, and a business partner, and I am very excited to be now part of the Company. I look forward to taking my next step into the world of public companies and to work closely with the Board, the leadership team, and all employees over the coming years to continue to transform and grow LightPath.”

Mr. Robert Ripp, Chairman of the Board, continued “The Board thanks Mr. Jim Gaynor, current President and CEO, for his 13 years of service. During his leadership, the Company was transformed from a small custom optical lens design company into a leading manufacturer of molded visible lens, and infrared lens, and assemblies. With his leadership, LightPath established a major presence in the Chinese markets, developed new glass materials, acquired infrared lens capabilities, and innovated several manufacturing technologies that made LightPath a top tier optical design and low-cost manufacturing company. Mr. Gaynor will serve as consultant to the Board through June 2020 to provide assistance to Sam, as needed, during this transition period.”

Mr. Ripp concluded, “The Board looks forward to working with Sam. He has demonstrated leadership in managing complex organizations and improving their performance. He has successfully increased revenue and profit growth in multiple assignments. Sam is also very capable of providing a strategy that we believe will better position LightPath for the future, and that over the long run, will deliver enhanced value for our customers, employees, and stockholders.”

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jordan Darrow
Darrow Associates
Tel: 512-551-9296
jdarrow@darrowir.com